EXHIBIT 3.1
COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
OF
CONSOLIDATED WATER CO. LTD.
(Amended and restated May 14, 2008)
1.	The name of the Company is Consolidated Water Co. Ltd.

2.	The Registered Office of the Company shall be at the offices of Consolidated Water Co. Ltd., 4th Floor, Windward Three, Regatta Office Park, West Bay Road. P. O. Box 1114, Grand Cayman, Cayman Islands, British West Indies.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 26(2) of The Companies Law (1998 Revision).

5.	Without limiting the generality of paragraphs 3 and 4, the objects and powers of the Company shall include but not be limited to the following:
(i)	To supply water for domestic and all other purposes in the Cayman Islands and to construct the necessary works for such supply.

(ii)	To purchase take on lease hire or otherwise acquire waterworks or the right to supply and work water undertakings.

(iii)	To fit out maintain and work with any form of mechanical steam or electric or other power the necessary works for the supply of water including the construction and fitting out of pumping stations reservoirs desalinators reverse osmosis equipment pipe lines and all other works necessary or reasonably required for the supply of water for the purposes aforesaid.

(iv)	To acquire manufacture repair maintain all machines machinery pipes utensils — apparatus and materials required for the supply aforesaid.

(v)	To make from time to time such applications to the Cayman Islands Government or other authority as may be thought necessary or desirable for powers to construct maintain and work the business of the Company or to acquire or lease land buildings easements water rights water and other works and any extensions thereof and to execute any works in connection therewith.

To purchase take upon lease or otherwise acquire or build upon or improve any lands or buildings or any estates or interest therein and any licences rights easements or privileges which may be considered necessary or expedient for the purposes of the business of the Company and to do any such things notwithstanding that in any case the whole of the land may not be required for such purposes.

(vii)	To manufacture buy sell let upon hire with or without an option of purchase, all pipes taps valves engines tools machines and other chattels and things used or which may at any time hereafter be used in the establishment maintenance equipping or working of the aforesaid.

(viii)	To sell grant let exchange or otherwise dispose of absolutely or conditionally or for any limited estate or interest all or any part or section of the undertaking worked by the Company or any of them or any or any part of the property or properties rights or powers thereof or any licences rights or privileges in over or in relation to any such property or any part thereof.

(ix)	To purchase or otherwise acquire any lands and buildings, and to utilise the same for the treatment re-use and disposal of sewage, and to construct erect and lay down any buildings engines pumps sewers tanks drains culverts channels sewage or other works or things that may be necessary or convenient for any of the objects of the Company.

(x)	To manufacture purchase sell deal in or otherwise dispose of chemical vegetable and other manures and other substances materials and things that may be conveniently dealt with in connection with sewage works.

(xi)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors or the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.
And it is hereby declared that the intention is that each of the objects specified in each clause of this paragraph shall, except where otherwise expressed in such clause, be an independent main object and be in no way limited or restricted by reference to or inference from the terms of any other clause or the name of the Company.

6.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The authorized share capital of the Company is CI$12.5 million divided into 24,800,000 Ordinary Shares of par value CI$0.50 each and 200,000 redeemable preference shares of par value CI$0.50 each.

9.(a)	The Ordinary Shares and the Redeemable Preference Shares shall rank pari passu for all purposes except as follows:
(i)	Any Redeemable Shares in issue and outstanding shall subject to the terms of issue, be redeemable at any time at the option of the Company by written notice to the address of the holder shown in the Register of Members;

(ii)	The price per Redeemable Preference Share payable upon redemption shall, subject to the terms of issue, be a sum equal to the par value and premium paid or credited as paid up on the Redeemable Preference Share at the time of issue thereof, plus such additional premium, if any, as the Directors may deem fair and reasonable, provided that the redemption payment shall not exceed the amount payable on a winding up;

(iii)	Redemption of a Redeemable Preference Share shall take place with effect from such date as may be specified by the Directors;

On or before the date of redemption the certificate representing the Redeemable Preference Shares being redeemed shall be submitted for cancellation but submission of such certificate shall not be a condition of redemption unless the Directors so decide;

(v)	Where a certificate representing both Redeemable Preference Shares to be redeemed and Redeemable Preference Shares not to be redeemed is submitted to the Company, it shall issue a new certificate for the balance of the Redeemable ‘ Preference Shares not being redeemed;

(vi)	In a winding up, the surplus assets if any available for distribution to Members shall be applied first in paying to the holders of the Redeemable Preference Shares a sum equal to the par value and premium paid up or credited as paid up thereon at the time of issue. secondly in paying to the holders of the Ordinary Shares a sum equal to the par value and premium paid up or credited as paid up thereon at the time of issue and thirdly to the holders of the Ordinary Shares and Redeemable Preference Shares according to the number of shares held;

(vii)	The Ordinary Shares and the Redeemable Preference Shares shall rank equally for voting and dividend purposes.
(b)	The Directors may allot issue grant options over or otherwise dispose of shares of the Company to such persons at such times and on such terms as they think proper.

We, the undersigned, are desirous of being formed into a Company pursuant to this Memorandum of Association and the Companies Law, and we hereby agree to take the numbers of shares set opposite our respective names below.
Dated this 29th day of August, 1973.

SIGNATURE, NAME, OCCUPATION,	NUMBER OF SHARES
AND ADDRESS OF SUBSCRIBER	TAKEN BY SUBSCRIBER

Signed
John Cohien, Solicitor P.O. Box 309, Grand Cayman

Signed
Douglas Calder, Solicitor Grand Cayman	1

Signed
Angela Crichton, Solicitor P.O. Box 381, Grand Cayman

Signed
Mr Boyle Witness to the above signatures
I, Lee Alfonso Ebanks, Registrar of Companies in and for the Cayman Islands. DO HEREBY CERTIFY that this is a true copy of the Memorandum of Association of Consolidated Water Co. Ltd.
Dated this 29th day of August, 1973.